UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	September 14, 2006

International Absorbents Inc.
(Exact name of registrant as specified in its charter)

Province of British Columbia, Canada	0-15673	98-0487410

State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	file number)	Identification No.)

1569 Dempsey Road, North Vancouver, British Columbia, CANADA	V7K 1S8

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(604) 681-6181

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   Entry into a Material Definitive Agreement
ITEM 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On September 14, 2006, International Absorbents Inc., a British Columbia, Canada corporation (the “Company”), through its wholly-owned subsidiary, Absorption Corp. (“Absorption”), entered into a financing agreement with GE Capital Public Finance, Inc. (“GECPF”) whereby GECPF has agreed to fund and guarantee an Economic Development Revenue Bond issued by the Washington State Economic Finance Authority on behalf of Absorption. The aggregate principal amount of the bond is $1,600,000. The loan agreement between Absorption and GECPF provides for a fixed interest rate of 5.70% and the bond is amortized over 90 months with interest-only payments during the six-months of construction. If Absorption defaults under the terms of the loan agreement, including failure to pay any amount when due or violating any of the financial and other covenants, GECPF may accelerate all amounts then-owing under the bond. Costs incurred in issuing the bond are estimated to be approximately $65,000, which include fees of $23,000 and a deposit of $10,000 (that was made in August 2006).
Absorption intends to use the proceeds from the bond for the purchase and installation of manufacturing equipment. The Company plans to relocate its Bellingham, Washington production facility to its new Ferndale, Washington manufacturing and warehouse facility. The total cost of the move is estimated to be approximately $3,600,000. The Company anticipates that the remaining $2,000,000 will be financed through Absorption’s cash flow. A press release describing this transaction, dated September 14, 2006, is attached as Exhibit 99.1 to this report.
The statements in this report regarding future aspects relating to the move and the financing and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, market and competitive conditions, that may cause actual future experience and results to differ materially from the statements made.
ITEM 9.01   Financial Statement and Exhibits
(d)  Exhibits
99.1	News Release of the Registrant dated September 15, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL ABSORBENTS INC.
Date: September 14, 2006	/s/ Gordon Ellis
Gordon L. Ellis
Chairman of the Board of Directors, President and Chief Executive Officer

EXHIBITS

Exhibit No.	Description
Exhibit 99.1	News Release dated September 15, 2006